QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Auditors

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Tuesday Morning Corporation for the registration of 10,100,000 shares of its common stock and to the incorporation by reference therein of our report dated February 19, 2003, with respect to the consolidated financial statements of Tuesday Morning Corporation included in its Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
August 25, 2003

QuickLinks

  Exhibit 23.1